Exhibit 99.1

Blueknight Reports 29.6 Percent Increase in Distributable Cash Flow and
28.2 Percent Increase in Adjusted EBITDA in the Third Quarter

OKLAHOMA CITY - November 4, 2015 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced distributable cash flow of $20.6 million for the three months ended September 30, 2015, compared to $15.9 million for the three months ended September 30, 2014, an increase of 29.6%. Distributable cash flow for the nine months ended September 30, 2015, was $44.9 million versus $36.7 million for the same period in 2014, an increase of 22.3%. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled "Non-GAAP Financial Measures.”

BKEP’s adjusted EBITDA was $25.9 million for the third quarter of 2015 compared to $20.2 million for the same period in 2014, an increase of 28.2%. Adjusted EBITDA was $56.0 million for the nine months ended September 30, 2015, compared to $48.4 million for the same period in 2014, an increase of 15.7%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $14.0 million on total revenues of $47.2 million for the three months ended September 30, 2015, versus net income of $11.3 million on total revenues of $48.4 million for the same period in 2014. BKEP recorded net income of $23.3 million on total revenues of $136.1 million for the nine months ended September 30, 2015 compared to net income of $18.8 million on total revenues of $140.6 million for the same period in 2014.

BKEP previously announced a third quarter 2015 cash distribution of $0.1450 per common unit, a 1.8% increase over the prior quarter’s distribution and a 7.8% increase over the third quarter 2014 distribution. The Partnership also announced a $0.17875 distribution per preferred unit payable on November 13, 2015. Distributions will be paid on all outstanding common and preferred units to unitholders of record as of the close of business on November 3, 2015. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2015, to be filed with the Securities and Exchange Commission on November 5, 2015.

Comments from BKEP CEO Mark Hurley:

“Our company continues to post strong results in a very challenging low commodity price environment. Increases of 30% in distributable cash flow and 28% in adjusted EBITDA in the third quarter of 2015 as compared to the comparable period in 2014 reflects the value of our diversified asset portfolio. Additionally, our high proportion of contracted cash flows contributes to our ability to generate consistent operating margins. The solid performance of our asphalt and crude terminalling segments offset the more market-driven and volume-sensitive trucking segment. The asphalt segment benefited from volume throughput increases, contract renegotiations and the Cheyenne, Wyoming terminal acquisition in the second quarter. Favorable storage market conditions and our ability to replace expiring storage rates with increased rates contributed to another strong performance by our crude terminalling segment. Challenges continue to exist in our trucking and services segment because of rate pressures, increased competition for barrels and an increase in pipeline connected barrels. The decrease in our pipeline segment operating margin is due to the expiration of an increased tariff charged from June 2014 through May 2015 and to sales of $2.3 million and $4.2 million of crude oil related to accumulated pipeline loss allowances for the three and nine months ended September 30, 2014, respectively. There were no such sales in 2015. In addition, our investment in the Pecos River Pipeline contributed another $1.4 million and $3.3 million of equity earnings to the three and nine months ended September 30, 2015, respectively, and we recorded a $6.0 million gain on the sale of an asset related to the settlement of outstanding litigation.”

“We continue to develop a number of organic growth projects including the Knight Warrior Pipeline and the Oklahoma Condensate project, which we announced earlier this week. However, we may alter our organic growth approach and lean towards a selective acquisition growth approach in the face of decreases in drilling and production volumes and increases in equity yields because of the prolonged low crude commodity prices. Acquisitions would generate immediate cash flows and could be accretive to unitholders sooner when compared to organic projects that do not generate positive cash flows during their development. In the immediate future, we will continue to develop projects organically, but will take a more measured pace as we monitor production volumes, pricing and drilling activities. As exploration and production and midstream companies accelerate their disposition of assets to raise cash, we will also consider pursuing those assets that play to our strengths, particularly in terminalling and storage, pipeline and gathering and processing. We believe our balance sheet and access to capital positions us well to take advantage of the opportunities in the current market environment to execute on potential transactions. We intend to be both strategic and aggressive in the market.”

“Underscoring our focus on delivering consistent value to our unitholders, I am pleased we were once again able to increase our common unit distribution to $0.1450 for the quarter, marking the thirteenth consecutive quarterly increase for the Partnership and representing an increase of 7.8% over the third quarter of 2014. We will be diligent in our pursuit of growth opportunities, tightly manage our current business segments and we will provide excellent service to our customer in the interest of continuing our strong performance.”

Results of Operations
The following table summarizes the financial results for the three and nine months ended September 30, 2014 and 2015 (in thousands except per unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2015	2014	2015
	(unaudited)
Service revenue:
Third party revenue	$38,501	$36,360	$107,935	$104,872
Related party revenue	9,857	10,857	32,663	31,275
Total revenue	48,358	47,217	140,598	136,147
Expense:
Operating	32,295	31,678	102,272	97,446
General and administrative	4,267	4,742	13,124	14,386
Total expense	36,562	36,420	115,396	111,832
Gain on sale of assets	808	6,213	1,780	6,477
Operating income	12,604	17,010	26,982	30,792
Other income (expense):
Equity earnings in unconsolidated affiliate	423	1,399	477	3,338
Interest expense (net of capitalized interest of $84, $80, $244, and $153, respectively)	(1,640)	(4,343)	(8,325)	(10,576)
Income before income taxes	11,387	14,066	19,134	23,554
Provision for income taxes	116	99	351	296
Net income	$11,271	$13,967	$18,783	$23,258

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$247	$376	$437	$720
Preferred interest in net income	$5,391	$5,391	$16,173	$16,173
Income available to limited partners	$5,633	$8,200	$2,173	$6,365

Basic net income per common unit	$0.23	$0.24	$0.09	$0.19
Diluted net income per common unit	$0.20	$0.21	$0.09	$0.19

Weighted average common units outstanding - basic	23,909	32,947	23,245	32,919
Weighted average common units outstanding - diluted	54,927	63,875	23,245	32,919

The table below summarizes our financial results by operating segment margin for the three and nine months ended September 30, 2014 and 2015 (dollars in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$12,075	$15,481	$30,027	$36,754	$3,406	28%	$6,727	22%
Crude oil terminalling and storage operating margin	3,949	5,240	14,766	14,191	1,291	33%	(575)	(4)%
Crude oil pipeline services operating margin	5,520	1,040	7,773	5,809	(4,480)	(81)%	(1,964)	(25)%
Crude oil trucking and producer field services operating margin	1,090	536	5,102	2,088	(554)	(51)%	(3,014)	(59)%
Total operating margin, excluding depreciation and amortization	$22,634	$22,297	$57,668	$58,842	$(337)	(1)%	$1,174	2%

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation and gains related to investments. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (dollars in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015
Net income	$11,271	$13,967	$18,783	$23,258
Interest expense	1,640	4,343	8,325	10,576
Gain related to investments	—	—	—	(267)
Income taxes	116	99	351	296
Depreciation and amortization	6,571	6,758	19,342	20,141
Non-cash equity-based compensation	590	727	1,632	2,002
Adjusted EBITDA	$20,188	$25,894	$48,433	$56,006
Cash proceeds from sale of investments	—	—	—	2,346
Cash paid for interest	(2,511)	(2,521)	(6,809)	(7,346)
Cash paid for taxes	(9)	(9)	(522)	(393)
Maintenance capital expenditures, net of reimbursable expenditures	(1,809)	(2,747)	(4,389)	(5,673)
Distributable cash flow	$15,859	$20,617	$36,713	$44,940

Distribution declared (1)	$10,113	$10,599	$27,499	$31,421
Distribution coverage ratio	1.6	1.9	1.3	1.4
______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Total operating margin, excluding depreciation and amortization	$22,634	$22,297	$57,668	$58,842	$(337)	(1)%	$1,174	2%
Depreciation and amortization	(6,571)	(6,758)	(19,342)	(20,141)	(187)	3%	(799)	4%
General and administrative expense	(4,267)	(4,742)	(13,124)	(14,386)	(475)	11%	(1,262)	10%
Gain on sale of assets	808	6,213	1,780	6,477	5,405	669%	4,697	264%
Operating income	$12,604	$17,010	$26,982	$30,792	$4,406	35%	$3,810	14%

Investor Conference Call

The Partnership will discuss third quarter 2015 results during a conference call on Thursday, November 5, 2015 at 1:00 p.m. CST (2:00 p.m. EST). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 30 days, and a recording will be available by phone for 15 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both is 10070272.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.7 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 976 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.3 million barrels of combined asphalt product and residual fuel oil storage located at 43 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900